EXHIBIT 21.1


                     WONDERWARE CORPORATION AND SUBSIDIARIES

                         SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary                                Jurisdiction of Incorporation
-------------------                               -----------------------------
Soft Systems Engineering, Inc.                    Pennsylvania
Wonderware Europe, Inc.                           Delaware
Wonderware International, Inc.                    U.S. Virgin Islands
Wonderware Korea, Ltd.                            Korea
Wonderware Systems, Inc.                          Delaware
Wonderware GmbH                                   Germany
Wonderware Italia Spa                             Italy
Wonderware of Argentina, Inc.                     Delaware
Wonderware of Japan, Inc.                         Delaware
Wonderware of Mexico, Inc.                        Delaware
Wonderware of Taiwan, Inc.                        Delaware



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